Exhibit 10.3

Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (“Agreement”), dated as of February 9, 2015 (the “Effective Date”), is between DFI Holdings, LLC, a Pennsylvania limited liability company, and KPS Holdco, LLC, a Pennsylvania limited liability company (collectively, “Buyers”), and American Republic Investment Co., a Delaware corporation (“Seller”, and together with Seller, the “Parties”, and each, a “Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), between Seller and Buyers.

WITNESSETH:

WHEREAS, upon consummation of the transactions contemplated by the Purchase Agreement, each of Seller and Buyers will provide to the other certain services during a transitional period on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Services.

(a)          As used herein, (i) the term “Provider” means Seller or Buyers, as the case may be, when such Party or any of its Affiliates is providing Services (as defined below) pursuant to the terms of this Agreement, and (ii) the term “Recipient” means Seller or Buyers, as the case may be, when such Party or any of its Affiliates is receiving Services pursuant to the terms of this Agreement.

(b)          Seller shall provide, or cause one or more of its Affiliates to provide, to the Company Group the services set forth on Annex A hereto (the “Seller Services”).

(c)          Buyers shall provide, or cause one or more of their Affiliates (including, after the consummation of the transactions contemplated by the Purchase Agreement, the Company Group) to provide, to Seller the services set forth on Annex B hereto (the “Buyer Services” and together with the Seller Services, the “Services”).

(d)          The Parties have set forth on Annex A and Annex B the time period during which the Services will be provided (if different from the Term as set forth in Section 4(a)), a description of the Service to be provided and any other terms applicable thereto.

(e)          Each Provider shall provide, or cause one or more of its Affiliates to provide, the Services with the same degree of skill, attention and care as it exercises in performing the same or similar services for itself and its Affiliates and in the manner and at a level of service generally consistent with that provided by Provider or its Affiliates to the Recipient and its Affiliates immediately preceding the date of this Agreement. Except as set forth in this Section 1(e), neither Party makes any warranties, express or implied, with respect to the Services to be provided by such Party pursuant to this Agreement.

(f)          Nothing in this Agreement shall preclude a Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from the Provider, from its own employees or from providers other than the Provider.

(g)          Unless expressly provided otherwise on Annex A or Annex B, as the case may be, the Provider shall not be required to (i) expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Services to the Recipient or (ii) provide Services hereunder that are greater in nature and scope than the comparable services provided prior to the Effective Date.

(h)          In providing the Services, the Provider, as it deems necessary or appropriate in its reasonable judgment, may (a) use the personnel of the Provider or its Affiliates and (b) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of any of such Services; provided that any Services that were not provided by a third party prior to the Effective Date shall be provided by a third party after the Effective Date only with the prior written consent of the Recipient, which consent shall not be unreasonably withheld. The Provider will only employ the services of third parties who have entered into non-disclosure agreements that obligate such third parties to maintain the confidentiality of the Recipient’s confidential information and that prohibit the third party from using such confidential information for any purpose other than in connection with providing the Services. The Recipient may retain at its own expense its own providers, consultants and other professional advisers.

(i)          All employees and representatives of the Provider and its Affiliates shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives, as the case may be, of such Provider and its Affiliates and in no event shall be deemed employees or representatives of the Recipient. In performing the Services, such employees and representatives shall be under the direction, control and supervision of the Provider (and not the Recipient) and the Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives. Whenever the Provider or its Affiliates utilize third-party providers to perform Services pursuant to this Agreement, such third-party providers shall at all times remain subject to the direction and control of Provider or such Affiliate. Recipient and its Affiliates shall have no liability to any employees or representatives of Provider or third-party providers for any welfare, salaries, fringe benefits, legally-required employer contributions and tax obligations by virtue of the provision of Services or as a result of the relationships established under this Agreement. No equipment or facility of Provider used in performing Services for Recipient and its Affiliates shall be deemed to be transferred, assigned, conveyed or leased by such performance or use. Provider shall maintain appropriate security, maintenance and insurance coverage on such equipment and facilities.

(j)          If there is an unavoidable conflict between the immediate needs of the Provider and those of the Recipient as to the use of or access to a particular Service to be provided by the Provider, the Provider shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between the Provider and the Recipient. In any such situation, the Provider shall provide notice to the Recipient of the establishment of such priorities at the earliest practicable time.

2.           Cooperation. The Recipient shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist the Provider in the Provider’s provision of Services, including providing necessary information and specific written authorizations and consents, and the Provider shall be relieved of its obligations hereunder to the extent that the Recipient’s failure to take any such action renders performance by the Provider of such obligations unlawful or impracticable.

3.           Compensation. The Parties agree that the provision of the Services is included as part of the consideration exchanged between the Parties in connection with the Closing and no additional amounts are to be paid by the Recipient to the Provider for the provision of Services under this Agreement.

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4.           Term; Termination.

(a)          Subject to the further provisions of this Section 4 and except as expressly provided with respect to a specific Service in Annex A or Annex B, this Agreement shall commence on the Effective Date and, unless this Agreement is terminated earlier pursuant to any of its express provisions, shall end on the date one year following the Effective Date (the “Termination Date”); provided that if a Party desires and the other Party agrees to continue Services after the Termination Date, the Parties shall negotiate in good faith to determine an agreed-upon extension period which shall only be effective if memorialized in a writing signed by both Parties.

(b)          Notwithstanding anything to the contrary contained herein or in Annex A or Annex B, the Recipient may terminate any individual Service on a Service-by-Service basis (and/or location-by-location basis where an individual Service is provided at multiple locations of Recipient) upon prior written notice to the Provider identifying the particular Service (or location) to be terminated and the effective date of termination, which date shall be not less than thirty days after receipt of such notice.

(c)           This Agreement may be terminated as to all or any portion of the Services prior to the expiration of the term of this Agreement as set forth in Section 4(a), upon written notice as set forth below:

(i)          by either Party, if the other Party commits a material breach of any provision of this Agreement and such material breach continues for a period of 30 days following a written request to cure such breach; or

(ii)         by either Party, upon written notice to the other Party, in the event that the other Party hereto shall (1) file a petition in bankruptcy, (2) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (3) make an assignment on behalf of all or substantially all of its creditors, or (4) take any corporate action for its winding up or dissolution.

(d)          Following any termination of this Agreement, each Provider shall cooperate in good faith with the Recipient to transfer records and take all other actions reasonably requested by the Recipient to enable the Recipient to make alternative arrangements for the provision of services substantially consistent with the Services provided pursuant to this Agreement.

(e)          Each Recipient specifically agrees and acknowledges that all obligations of the Provider to provide each Service for which the Provider is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of the Provider’s obligation to provide any Service, the Recipient shall immediately cease using, directly or indirectly, such Service (including any and all software of the Provider or third party software provided through the Provider, telecommunications services or equipment, or computer systems or equipment).

(f)          Upon termination of a Service with respect to which the Provider holds books, records or files, including current or archived copies of computer files, owned by the Recipient and used by the Provider in connection with the provision of a Service to the Recipient, the Provider will return all such books, records or files as soon as reasonably practicable; provided, however, that the Provider may make a copy, at its expense, of such books, records or files for archival purposes only.

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5.           Accounting Records and Documents.

(a)          Each Party shall be responsible for maintaining full and accurate accounts and records of all Services rendered by such Party pursuant to this Services Agreement and shall provide such additional information as the other Party may reasonably request for purposes of its internal bookkeeping, accounting, operations and management. Each Party shall maintain its accounts and records in accordance with past practice.

(b)          At any time during the Term of this Agreement, and for a period of one (1) year after termination or expiration of this Agreement, each Party, its Affiliates, or an authorized independent auditor or counsel of such Party or such Affiliates, shall have the right to inspect the other Party’s books and records relating to the Services upon five (5) Business Days prior written notice during regular business hours and without undue disruption of the normal operations of the other Party.

(c)          All information to which a Party, its Affiliates, or either of their representatives gain access pursuant to this Section 5 shall be subject to the terms of the confidentiality provisions set forth in Section 7 of this Agreement.

6.           Liability and Indemnity.

(a)          The Provider hereby agrees to indemnify and hold the Recipient and its respective officers, directors, agents, employees and Affiliates harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including reasonable attorneys’ fees and disbursements incurred by the Recipient, resulting from any demand, claim, lawsuit, action or proceeding arising out of or resulting from the gross negligence or willful misconduct of the Provider or its Affiliates (or any third party that provides a Service to the Recipient on behalf of Provider) in connection with the provision of Services (or failure to provide Services). The Provider’s liability under this Section 6(a) shall be subject to the provisions of Section 6(b).

(b)          Notwithstanding anything in this Agreement to the contrary, neither the Provider nor the Recipient shall be liable for any special, incidental or consequential damages of any kind whatsoever, including loss of profits, business interruptions and claims of customers.

(c)          The procedures and limitations for indemnification set forth in Article 6 of the Purchase Agreement shall be deemed incorporated into and made a part of this Agreement.

7.           Proprietary Information. Each Party agrees to maintain the confidentiality of all non-public information relating to the other Party, its Affiliates or any third party that may be disclosed by a Party to the other Party in connection with the performance of the Services hereunder and to use such information solely for the purposes of providing or receiving the Services hereunder. Each Party shall retain the entire right, interest and title to its proprietary information. No license under any patent, copyright, trademark, other intellectual property right or any application therefor, is hereby granted or implied by the provision of Services to the Recipient.

8.           Tax Liability. Each Party shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by such Party.

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9.           Assignment. Neither this Agreement nor any of the rights and obligations of the Parties hereunder may be assigned by either of the Parties without the prior written consent of the other Party hereto, except that (a) each Party, in its capacity as a Provider, may assign any of its rights and obligations hereunder to (i) any of its Affiliates or (ii) third parties to the extent such third parties are routinely used to provide such Services to affiliates and businesses of the Provider, in either case, without the prior written consent of the Recipient and (b) an assignment by operation of law in connection with a merger or consolidation shall not require the consent of the other Party hereto. Notwithstanding the foregoing, each of Seller and Buyers shall remain liable for all of their respective obligations under this Agreement. Subject to the first sentence of this Section 10, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 10 shall be void.

10.         Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person other than the Parties any rights or remedies hereunder, except for Affiliates of Seller who are to receive Services hereunder. Such Affiliates of Seller may enforce this Agreement in connection with Services to be provided to them hereunder.

11.         Force Majeure.

(a)          The Provider shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, acts of terrorism, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by governmental entities, change in laws, regulations or orders, other events or any other circumstances or causes beyond the Provider’s reasonable control.

(b)          Upon learning of the occurrence of such event of force majeure, the Provider shall promptly notify the Recipient, either orally or in writing. In the event of any failure or delay in performance of the Services, the Provider shall use its reasonable commercial efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such services.

12.         Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof (without the need to post bond or any other security), in addition to any other remedy at law or equity.

13.         Independent Contractor. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either Party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

14.         Survival. The provisions of Sections 3 through 20 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

15.         Waiver. Any failure of Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyers. Any failure of Buyers to comply with any of its obligations or agreements herein contained may be waived only in writing by Seller. No waiver granted hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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16.         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth below (or to such other address that may be designated by a Party from time to time in accordance with this Section):

Buyers:	c/o DFI Holdings, LLC	with a required copy to (which shall not constitute notice):
	KPS Holdco, LLC	Fox Rothschild LLP
	3179 Deer Creek Road	2700 Kelly Road, Suite 300
	Collegeville, PA 19426	Warrington, PA 18976
	Attention: Michael P. Duloc	Attention: Jeffrey H. Nicholas
	Fax: 815-734-5233	Fax: 215-345-7507

Seller:	c/o AMREP Corporation	with a required copy to (which shall not constitute notice):
	300 Alexander Park, Suite 204	Duane Morris LLP
	Princeton, New Jersey 08540	222 Delaware Avenue
	Attention: General Counsel	Suite 1600
	Fax: 609-716-8255	Wilmington, DE 19801
Attention: Christopher Winter
Fax: 302-397-2455

17.         Governing Law; Consent to Jurisdiction and Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal substantive Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)          Each Party irrevocably submits to the exclusive jurisdiction of the federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in the “Notices” section hereof shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in federal courts of the Southern District of New York or the courts of the State of New York located in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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18.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by delivery of a facsimile or electronically recorded copy in .pdf file format bearing a copy of the signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such copies shall constitute enforceable original documents.

19.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.         Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter thereof.

21.         Amendment. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is signed by each Party to this Agreement.

22.         Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

23.         Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

24.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

25.         Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All capitalized terms used and defined in this Agreement shall have the meanings ascribed to them herein. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement. Unless the context expressly provides otherwise, any approval, determination, election or authorization required to be obtained from a Party shall be at such Party’s sole discretion. The word “or” is not exclusive. All terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise indicated, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

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26.         Assignability. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party.

27.         Specific Performance. Buyers and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

28.         Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, except where specifically provided to the contrary.

29.         Disclosure. Buyers consent to Seller or its Affiliates publicly disclosing this Agreement, including by filing such documents with the Securities and Exchange Commission or the New York Stock Exchange.

30.         Independent Counsel. Each Party certifies that it has read the terms of this Agreement, that it understands the terms of this Agreement, and that it is entering into this Agreement of its own volition. Each Party warrants and represents that it has (a) been represented by an attorney of its choice in connection with the Transaction and received independent legal advice from its attorney regarding its decision with respect to the advisability of making and entering into this Agreement, or (b) had sufficient time, opportunity and means to engage an attorney of its choice in order to be represented by such attorney in connection with the Transaction and to receive independent legal advice from such attorney regarding its decision with respect to the advisability of making and entering into this Agreement, and has made a knowing and voluntary decision not to do so.

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be duly executed and delivered as of the date first written above.

DFI HOLDINGS, LLC

By:	/s/ Michael P. Duloc
	Name:	Michael P. Duloc
	Title:	President & Chief Executive Officer

KPS HOLDco, LLC
By:	/s/ Michael P. Duloc
	Name:	Michael P. Duloc
	Title:	President & Chief Executive Officer

AMERICAN REPUBLIC INVESTMENT CO.

By:	/s/ Peter M. Pizza
	Name:	Peter M. Pizza
	Title:	Vice President

Signature Page to Transition Services Agreement

(1/1)

ANNEX A

Schedule of Seller Services

1.          Information Technology

Service Description: Seller or its Affiliates (or any third party that provides the Service to the Company Group on behalf of Seller) will provide the Company Group with information technology support for the following services to the extent previously provided to the Company Group prior to the Effective Date (but which shall not include (i) providing access to any software or hardware licensed or leased from third parties if to do so would cause a breach or default thereunder or (ii) assisting or expending time, amounts or resources in the transition, disconnection or reconnection of any such Services):

a.	Helpdesk

b.	Network Support and all ancillary services required to support the KDS and KPS information technology networks, including but not limited to firewalls, security services, etc.

c.	Exchange (e-mail) support and all ancillary services required to support the KDS and KPS email servers, including but not limited to firewalls, spam filters, etc.

d.	Security, including audit compliance and PCI certification

e.	Saftx use and support

f.	AS400 programming and technical support

g.	Use of the credit card repository

h.	Irista hardware and software support and usage

i.	Support for AS400 backup hardware currently housed at PCD

Term of Service:           Six months following the Effective Date unless terminated earlier by Buyers.

2.          Payroll Processing

Service Description:    If the Company Group timely (A) provides Seller or its Affiliates (or any third party that provides the Service to the Company Group on behalf of Seller) specific instructions for each pay period during the Term of Service regarding (1) the amount to be paid to each employee of the Company Group during such pay period, (2) the number of vacation or paid-time-off days used by each employee of the Company Group during such pay period, (3) changes to payroll deductions for such employee of the Company Group during such pay period and (4) any other information requested by Seller or its Affiliates (or any third party that provides the Service to the Company Group on behalf of Seller) and (B) funds the full amount to be paid to all employees of the Company Group by transmitting such funds to Seller or its Affiliates (or any third party that provides the Service to the Company Group on behalf of Seller), Seller or its Affiliates (or any third party that will provide the Service to the Company Group on behalf of Seller) will process the payroll for employees of the Company Group to the extent previously provided prior to the Closing, except that all deductions relating to Benefit Plans (including deductions for health benefits and 401K) from employees’ pay will cease as of the Closing.

Term of Service:           Four months following the Effective Date unless terminated earlier by Buyers.

If any of the Seller Services require travel to Buyers’ facilities, Buyers shall pay the customary and reasonable costs of travel, hotel accommodations and meals for such individuals.

ANNEX B

Schedule of Buyer Services

1.          Assets of Affiliates of the Company Group

Service Description:    Buyers and the Company Group will promptly assign, transfer and deliver to Seller and its Affiliates, at the sole cost and expense of the Company Group, the books, records and assets (including JD Edwards accounting information including all account detail, information technology network files, websites (including amrepcorp.com and related web pages), web addresses and email accounts) of each Affiliate of the Company Group (including Kable Staffing Resources LLC, Palm Coast Data LLC, FulCircle Media, LLC, Media Data Resources, LLC, El Dorado Utilities, Inc., Two Commerce LLC and AMREP Corporation) that are in the possession or under the control of Buyers or any Member of the Company Group, in native format (unless otherwise requested by Seller).

Term of Service:         No later than the date that it is three months following the Effective Date.

2.          Information Technology

Service Description:    Buyers and the Company Group (or any third party that provides the Service to Seller or its Affiliates on behalf of the Company Group) will provide Seller and its Affiliates information technology support, including access to software and hardware, to the extent previously provided to Seller and its Affiliates prior to the Effective Date, and training on the WRSS customer solution to the extent requested by Seller or any of its Affiliates, for the following:

a.	WRSS – Term of Service: Six months following the Effective Date unless terminated earlier by Seller.

b.	AMREP Corporate – management and transition to Palm Coast Data LLC of amrepcorp.com and related web pages. Term of Service: Six months following the Effective Date unless terminated earlier by Seller.

3.          Mt. Morris Office Building

Service Description:    Buyers and the Company Group will provide Seller and its Affiliates with continued access as a tenant to the building at 16 South Wesley Ave., Mount Morris, IL 61054 to the extent previously provided to Seller and its Affiliates prior to the Effective Date, including providing Seller and its Affiliates continued access to software systems, electricity, telephone systems, information technology and network access, parking and employee time keeping services.

Term of Service:           Six months following the Effective Date unless terminated earlier by Seller.

4.          Administration of Benefit Plans and Retirement Plan

Service Description:     Buyers and the Company Group will provide Seller and its Affiliates with continued administration of the Benefit Plans and the Retirement Plan for Employees of AMREP Corporation to the extent previously provided to Seller and its Affiliates prior to the Effective Date. Buyers and the Company Group will promptly (and in any event within the Term of Service) assign, transfer and deliver to Seller and its Affiliates, at the sole cost and expense of the Company Group, the books and records of the Retirement Plan for Employees of AMREP Corporation that are in the possession or under the control of Buyers or any Member of the Company Group, in native format (unless otherwise requested by Seller).

Term of Service:           Six months following the Effective Date unless terminated earlier by Seller.

5.          Treasury Function

Service Description:     Buyers and the Company Group will provide Seller and its Affiliates, subject to the specific direction and oversight of Seller and its Affiliates, with continued administration of cash management and treasury functions with respect to bank accounts of Seller and its Affiliates to the extent previously provided to Seller and its Affiliates prior to the Effective Date.

Term of Service:          Three months following the Effective Date unless terminated earlier by Seller.

6.          Financial Statements and Audits

Service Description:    Buyers and the Company Group will provide Seller and its Affiliates, subject to the specific direction and oversight of Seller and its Affiliates, with continued assistance and support in the preparation of financial statements for Seller and its Affiliates to the extent previously provided to Seller and its Affiliates prior to the Effective Date, including providing information requested by Seller and its Affiliates or their internal and external auditors.

Term of Service:          One year following the Effective Date unless terminated earlier by Seller.

If any of the Buyer Services require travel to Seller’s facilities, Seller shall pay the customary and reasonable costs of travel, hotel accommodations and meals for such individuals.

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